EXHIBIT 10

INDEPENDENT AUDITORS’ CONSENT

We consent to (a) the use in this Post-Effective Amendment No. 27 to Registration Statement No. 33-32704 on Form N-4 of our report dated February 23, 2004 relating to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which are included in the Statement of Additional Information of Pacific Select Variable Annuity Separate Account, which is part of such Registration Statement; (b) the incorporation by reference in the Statement of Additional Information of Pacific Select Variable Annuity Separate Account, which is part of such Registration Statement, of our report dated February 24, 2004, relating to the statements of assets and liabilities of Pacific Select Variable Annuity Separate Account as of December 31, 2003 and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and financial highlights for each of the three years in the period then ended, appearing in the Annual Report of Pacific Select Variable Annuity Separate Account dated December 31, 2003; (c) the reference to us under the heading “Independent Auditors” appearing in the Statement of Additional Information of Pacific Select Variable Annuity Separate Account, which is part of such Registration Statement and (d) the reference to us under the heading “Financial Highlights” in the Prospectus of Pacific Select Variable Annuity Separate Account, which is part of such Registration Statement.

Costa Mesa, California
April 28, 2004